Filed Pursuant to Rule 424(b)(3)

Registration No. 333-173048

PLYMOUTH OPPORTUNITY REIT, INC.

SUPPLEMENT NO. 7 DATED OCTOBER 11, 2012

TO THE PROSPECTUS DATED NOVEMBER 1, 2011

This document ("Supplement No. 7") supplements and should be read in conjunction with the prospectus of Plymouth Opportunity REIT, Inc. dated November 1, 2011 (the "Prospectus"), as supplemented by Supplement No. 1, dated March 29, 2012, Supplement No. 2, dated May 11, 2012, Supplement No. 3, dated July 30, 2012, Supplement No. 4, dated August 13, 2012, Supplement No. 5, dated August 20, 2012, and Supplement No. 6, dated August 23, 2012. As used herein the terms "we," "our" and "us" refer to Plymouth Opportunity REIT, Inc. and, as required by context, Plymouth Opportunity OP, LP, which we refer to as our "operating partnership." Capitalized terms used in this supplement have the same meanings as set forth in the Prospectus. The purpose of this Supplement No.7 is to disclose information regarding, among other things:

•	the acquisition of interest in TCG Cincinnati DRE; and
•	the status of the offering.

Acquisition of Interest in TCG Cincinnati DRE

On September 10, 2012, we acquired a 12% limited partnership interest in TCG Cincinnati DRE LP (the "Partnership"). The Partnership owns three Class B industrial buildings comprising 576,751 square feet located in the Greater Cincinnati area. All three buildings were 100% occupied at the time of the investment, consisting of four tenants with leases ranging from two to ten years. The purchase price for the equity interest was $500,000. We funded the purchase price with proceeds from our initial public offering.

Status of the Offering

We commenced this offering of 65,000,000 shares of common stock on November 1, 2011. On July 26, 2012, we broke escrow with respect to subscriptions from all states where we are conducting this offering except Ohio, Pennsylvania and Tennessee, which have minimum offering amounts of $20.0 million, $25.0 million and $10.0 million, respectively. As of October 10, 2012, we had accepted aggregate gross offering proceeds of $3.24 million related to the sale of 329,000 shares of common stock, all of which were sold in the primary offering.